Exhibit 10.4

1700 S. Patterson Boulevard
Dayton, OH 45479-0001

July 26, 2006

Mr. William R. Nuti

NCR Corporation

1700 South Patterson Boulevard

Dayton, OH 45479

Dear Mr. Nuti:

This will confirm that the paragraph captioned “Relocation” of the letter agreement between us dated July 29, 2005 is amended to: (a) delete the first four sentences and the first six words of the fifth sentence; (b) to substitute “NCR” for the words “the Company” at the beginning of the fifth sentence as amended by clause (a) hereof; and (c) to delete the words beginning with “from” and ending with “(the Relocation Period)” in clause (ii) of the fifth sentence. In addition, the paragraph captioned “Travel Expenses and Benefits” of such letter agreement is amended to: (w) insert the words “, subject to the terms of the prior paragraph,” after the first use of the word “and” in the first sentence of such paragraph; (x) delete the second sentence and the first four words of the third sentence of such paragraph; (y) capitalize the first use of the word “you” in the third sentence; and (z) delete the words following the second semicolon in the third sentence of such paragraph.

Sincerely,

NCR Corporation

/s/ Linda Fayne Levinson
Linda Fayne Levinson
Chair, NCR Compensation and Human Resource Committee

Agreed and accepted

This 26th day of July 2006

/s/ William R. Nuti
William R. Nuti